SHAREHOLDER SERVICING
                                    AGREEMENT


                                DAILY INCOME FUND
                                  (the "Fund")


                             Money Market Portfolio
                               Municipal Portfolio
                            U.S. Government Portfolo
                               (the "Portfolios")

                     Advantage Primary Liquidity Fund Shares
                   Advantage Municipal Liquidity Fund Shares
                   Advantage Government Liquidity Fund Shares
                            (the "Advantage Shares")


                                600 Fifth Avenue
                            New York, New York 10020




                                                                   July 20, 2006

Reich & Tang Distributors, Inc. ("Distributor")
600 Fifth Avenue
New York, New York  10020

Gentlemen:

                  We herewith confirm our agreement with you as follows:

1. We hereby employ you, pursuant to the Distribution and Service Plan adopted by us in accordance with Rule 12b-1 (the "Plan") under the Investment Company Act of 1940, as amended (the "Act"), to provide the services listed below on behalf of the Advantage Shares of the Fund. You will perform, or arrange for Oppenheimer & Co., Inc. to perform, all personal shareholder servicing and related maintenance of shareholder account functions ("Shareholder Services") not performed by us or our transfer agent.

2. You will be responsible for the payment of all expenses incurred by you in rendering the foregoing services, except that the Advantage Shares will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor and Oppenheimer & Co., Inc. in rendering such services to the Advantage Shares shareholders, and (ii) preparing, printing and delivering our prospectus to existing shareholders and preparing and printing subscription application forms for shareholder accounts.

3. You may make payments from time to time from your own resources, including the fees payable hereunder and past profits, to compensate Oppenheimer & Co., Inc. for providing Shareholder Services to the Advantage Shares shareholders. Payments to Oppenheimer & Co., Inc. to compensate it for providing Shareholder Services are subject to compliance by Oppenheimer & Co., Inc. with the terms of the Private Class Sub-Distribution and Service Agreement entered into between you and Oppenheimer & Co., Inc. which has been approved by our Board of Trustees. The Distributor will in its sole discretion determine the amount of any payments made by the Distributor pursuant to this Agreement, provided, however, that no such payment will increase the amount which the Fund, on behalf of the Advantage Shares, is required to pay either to the Distributor under this Agreement or the Distribution Agreement or to the Manager under the Investment Management Contract, the Administrative Services Agreement, or otherwise.

4. We will expect of you, and you will give us the benefit of, your best judgment and efforts in rendering these services to us, and we agree as an inducement to your undertaking these services that you will not be liable hereunder for any mistake of judgment or for any other cause, provided that nothing herein shall protect you against any liability to us or to our shareholders by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

5. In consideration of your performance, the Fund, on behalf of the Advantage Shares, will pay you a service fee, as defined by Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc., at the annual rate of one quarter of one percent (0.25%) of the Fund's Advantage Shares' average daily net assets. Your fee will be accrued by us daily, and will be payable on the last day of each calendar month for services performed hereunder during that month or on such other schedule as you shall request of us in writing. You may waive your right to any fee to which you are entitled hereunder, provided such waiver is delivered to us in writing.

6. This Agreement will become effective on the date hereof and shall continue in effect until July 20, 2007, and thereafter for successive twelve-month periods , provided that such continuation is specifically approved at least annually by vote of our Board of Trustees and of a majority of those of our trustees who are not interested persons (as defined in the Act) and have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan, cast in person at a meeting called for the purpose of voting on this Agreement. This Agreement may be terminated at any time, without the payment of any penalty, (a) on sixty days' written notice to you (i) by vote of a majority of our entire Board of Trustees, and by a vote of a majority of our Trustees who are not interested persons (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by vote of a majority of the outstanding voting securities of the Fund's Advantage Shares, as defined in the Act, or (b) by you on sixty days' written notice to us.

7. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this Agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The terms "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings ascribed thereto by governing law and in applicable rules or regulations of the Securities and Exchange Commission thereunder.

8. Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, the right of any of your employees, officers or directors, who may also be a director, officer or employee of ours, or of a person affiliated with us, as defined in the Act, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to another corporation, firm, individual or association.

                If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.



                                             Very truly yours,

                                             DAILY INCOME FUND
                                             Advantage Shares


                                             By:   /s/Rosanne Holtzer
                                                   ------------------
                                             Name: Rosanne Holtzer
                                             Title: Secretary


ACCEPTED:  July 20, 2006



REICH & TANG DISTRIBUTORS, INC.


By:   /s/Richard De Sanctis
      ---------------------------
Name: Richard De Sanctis
Title:Executive Vice President and
      Chief Financial Officer